                                                                 EXHIBIT 10.6


                             STOCK ESCROW AGREEMENT


         This Stock Escrow Agreement (this "Agreement") is made and entered into as of February 20, 2002, by and among Holmes Lundt (the "Representative"), as the representative of the persons listed on Schedule I attached hereto (each, a "Stockholder" and collectively, the "Stockholders"), Mobility Electronics, Inc., a Delaware corporation ("Parent"), and Jackson Walker L.L.P. ("Escrow Agent"). Terms used herein but not otherwise defined shall have the meanings ascribed thereto in the Merger Agreement (as defined below).

         WHEREAS, Mobility Europe Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"), Parent, Portsmith, Inc., a Delaware corporation (the "Company"), and certain of the stockholders of the Company, have entered into that certain Agreement and Plan of Merger, of even date herewith (the "Merger Agreement "), pursuant to which, among other things, the Company merged with and into Merger Sub; and

         WHEREAS, pursuant to Section 2.10 of the Merger Agreement, 400,000 of the shares of Parent Common Stock to be delivered to the Eligible Stockholders under Section 2.7(a) the Merger Agreement (the "Escrowed Shares") shall be deposited hereunder;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Appointment of Escrow Agent. Parent and Representative hereby designate Jackson Walker L.L.P., as Escrow Agent, and Escrow Agent accepts such appointment for the purposes set forth in this Agreement. The parties hereto acknowledge and agree that Escrow Agent serves as legal counsel to Parent and Merger Sub, and Escrow Agent is serving hereunder as a convenience for the parties hereto; and that Escrow Agent may serve as legal counsel to Parent and Merger Sub in connection with any dispute and/or procedure under this Agreement; it being acknowledged and agreed that any conflict with respect to such activities are hereby waived in their entirety.

         2. Deposit into Escrow. Concurrently with the Closing, Parent shall deliver to Escrow Agent the Escrowed Shares. The Escrowed Shares shall be allocated among the Stockholders as provided in Schedule I (subject to forfeiture as provided in Sections 2.2 and 2.11 of the Merger Agreement). The Escrowed Shares shall be distributed by Escrow Agent only in accordance with
Section 5 below.

         3. Duties of Escrow Agent.

                  (a) The duties of Escrow Agent hereunder shall be limited to the safekeeping of the Escrowed Shares and to the transfer and distribution of the same in accordance with the provisions of this Agreement, and no implied duties or obligations shall be read into this Agreement against Escrow Agent. Escrow Agent shall be protected in acting in accordance with the provisions of this Agreement upon any written notice, request, waiver, consent, receipt, certificate or other document furnished to it, as to its validity, the effectiveness of its provisions, the identity or authority of the person executing or depositing the same, the truth and acceptability of any information therein contained, which Escrow Agent in good faith believes to be genuine. Escrow Agent will not be liable for any error of judgment, or any act or step taken or omitted by it in good faith, or for any mistake of fact or law or for anything it might do or refrain from doing in connection herewith, except to the extent such action shall be proved to constitute gross negligence or willful misconduct on the part of Escrow Agent. Escrow Agent shall have no duties except those that are expressly stated herein, and it shall not be bound by any notice of any claim, or demand with respect thereto, or any waiver, modification, amendment or termination of this Agreement until written notice of the same shall have been received by it and approved by it.

                  (b) Escrow Agent shall have no responsibility or obligation of any kind in connection with this Agreement or the Escrowed Shares except as set forth herein and shall not be required to deliver the Escrowed Shares or any part thereof or take any action with respect to any matters that might arise in connection therewith, other than to receive, hold and deliver the Escrowed Shares as herein provided.

         4. Determinations by Representative. Any and all determinations with respect to a Claim (as defined below) made by Representative on behalf of the Stockholders shall be made in accordance with the instructions received from the holders of a majority-in-interest of the Escrowed Shares. Any and all costs incurred by Representative in contesting a Claim made by Parent shall be borne pro rata by all Stockholders.

         5. Distributions.

                  (a) Delivery of all of the Escrowed Shares to the Eligible Stockholders is contingent upon the Surviving Corporation having at least $8 million of revenues and $250,000 of net income for calendar year 2002 (which calculation shall use the revenues and net income of the Company prior to the Merger and the revenues and income of Merger Sub (excluding Subsidiary) following the Merger (the "Threshold"). As soon as reasonably practicable after December 31, 2002, but on or prior to April 1, 2003, Parent shall deliver to Representative and Escrow Agent written notice (the "Claim Notice") that the Surviving Corporation has not attained the Threshold, together with Parent's calculation of the revenue and net income of the Surviving Corporation for calendar year 2002 (the "Claim"). If the Threshold has not been met, once the Claim becomes a "Final Claim" as defined under subsection (b), (c), (d) or (e) below, then the Escrow Agent shall deliver a portion of the Escrowed Shares to Parent pursuant to the following guidelines:

                                                          Escrowed Shares to be
2002 Revenue                        2002 Net Income        delivered to Parent
------------                        ---------------       ---------------------

Less than $8 million but $7
million or more                        $ 250,000                100,000

Less than $7 million but $6
million or more                        $ 187,500                200,000

Less than $6 million but $5
million or more                        $ 125,000                300,000

Less than $5 million                   $  62,500                400,000

For purposes hereof: (i) "2002 revenue" shall mean the revenues of the Surviving Corporation, net of returns and allowances, for calendar year 2002; and (ii) "2002 Net Income" shall mean the net income of the Surviving Corporation, for calendar year 2002 (taking into account the Bonus Responsibility); in each case, as determined in accordance with GAAP. After delivery of the Escrowed Shares to Parent as provided above, Escrow Agent shall deliver all remaining Escrowed Shares to Representative for delivery to the Stockholders. All deliveries to the Stockholders under this Section 5 shall be apportioned among the Stockholders according to the percentages set forth in Schedule I (excluding any percentages held by Dissenting Stockholders).

                  (b) If Parent does not deliver the Claim Notice to the Representative on or prior to April 1, 2003, then upon written notice from the Representative, Escrow Agent shall, within five (5) business days, deliver all of the Escrowed Shares to the Representative for delivery to the Stockholders.

                  (c) If the Representative does not dispute the Claim, the Representative shall deliver to Escrow Agent a written notice to that effect. Upon receipt by Escrow Agent of such notice, the Claim shall be considered to be a "Final Claim" for purposes of subsection (a) above. If no notice is received by Escrow Agent from the Representative by the thirtieth day after the date of the Claim Notice, the Claim shall be considered to be a "Final Claim" for purposes of subsection (a) above.

                  (d) If the Representative disputes the Claim, the Representative shall deliver to the Escrow Agent a written notice to that effect within thirty days after the date of the Claim Notice and Parent and the Representative shall attempt to reach an agreement with respect to the Claim for a period of sixty (60) days after the date of the Claim Notice. In the event Parent and the Representative reach an agreement on the Claim (or any undisputed portion of a Claim), Parent and Representative shall deliver to Escrow Agent a joint written notice to that effect, which contains the information required under subsection (a) above. Upon receipt by Escrow Agent of such notice, the Claim or undisputed portion (as the case may be) shall be considered to be a "Final Claim" for purposes of subsection (a) above.

                  (e) In the event the Representative disputes all or a portion of the Claim and Parent and the Representative are unable to reach an agreement regarding the Claim within 90 (ninety) days after the date of the Claim Notice, the Claim will be submitted to binding arbitration in Scottsdale, Arizona (or such other venue as agreed to by Parent and the Representative), pursuant to the Commercial Rules of the American Arbitration Association. In the event that Parent and the Representative resolve the Claim after arbitration is commenced but prior to the issuance of the final arbitration decision, Parent and the Representative shall deliver to Escrow Agent a joint written notice to that effect, which contains the information required under subsection (a) above. Upon receipt by Escrow Agent of such notice from Parent and the Representative or receipt by Escrow Agent of a written arbitration decision that instructs Escrow Agent to pay the Claim to Parent and contains the information required under subsection (a) above, the Claim (as described in the joint written notice or arbitrator's decision) shall be considered to be a "Final Claim" for purposes of subsection (a) above.

         6. Additional Rights and Obligations.

                  (a) The Escrowed Shares shall be registered in the name of the Escrow Agent, as escrow agent pursuant to this Agreement. Subject to the provisions of subsection (b) below, all stock dividends or stock splits with respect to the Escrowed Shares shall be paid directly to the Escrow Agent and shall be deemed to be Escrowed Shares.

                  (b) If the outstanding shares of Parent Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or other shares of Parent or of another corporation, whether through reorganization, recapitalization, stock split, combination of shares, sale of assets, merger or consolidation, whether or not Parent is the surviving corporation, then Parent shall be obligated to substitute for the Escrowed Shares the number and kind of shares of stock or other securities or other consideration into which each outstanding share of Parent Common Stock shall be so changed. In such event, such additional or substituted securities shall be deemed "Escrowed Shares" as such term is used in this Agreement.

                  (c) During the time that the Escrowed Shares are held by Escrow Agent hereunder (the "Escrow Period"), the Stockholders shall be entitled to exercise the voting power with respect to the Escrowed Shares with respect to their proportionate share.

                  (d) During the Escrow Period, the Stockholders shall be not entitled to sell any of the Escrowed Shares.

         7. Indemnification. Parent and the Representative, jointly and severally, hereby agree to indemnify and defend Escrow Agent against and hold Escrow Agent harmless from, any costs, damages, judgments, attorneys' fees, expenses, obligations and liabilities of any kind or nature that may be suffered or incurred by Escrow Agent as a result of, in connection with or hereby arising out of the acts or omissions of Escrow Agent in the performance of, or pursuant to, this Agreement. If any controversy arises between the parties or with any other person with respect to the subject matter of this Agreement, Escrow Agent shall not be required to determine the same or to take any action thereupon, but may await the settlement or disposition of any such controversy. In such event, Escrow Agent shall not be liable for interest or damages, except to the extent such action shall be proved to constitute gross negligence or willful misconduct on the part of Escrow Agent.

         8. Right of Interpleader. Should any controversy arise involving the parties hereto or any of them or any other person, firm or entity with respect to this Agreement or the Escrowed Shares, or should a substitute escrow agent fail to be designated as provided in Section 12 hereof, or if Escrow Agent should be in doubt as to what action to take, Escrow Agent shall have the right, but not the obligation, either to (a) withhold delivery of the Escrowed Shares until the controversy is resolved, the conflicting demands are withdrawn or its doubt is resolved or (b) institute a petition for interpleader in any court of competent jurisdiction to determine the rights of the parties hereto. In the event Escrow Agent is a party to any dispute, Escrow Agent shall have the additional right to refer such controversy to binding arbitration.

         9. Notices. All notices given by any party to any other party under this Agreement shall be in writing and shall either be delivered by facsimile, overnight courier or in person to the


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


intended addressee. For purposes of such notice, the addresses of the party shall be as set forth in the Agreement and Plan of Merger, and shall be deemed given as provided in the Agreement and Plan of Merger. The address of Escrow Agent is 2435 N. Central Expressway, Suite 600, Richardson, Texas 75080.

         10. Governing Law. This Agreement and the obligations of the parties hereunder shall be governed and construed in accordance with the laws of the State of Delaware.

         11. Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties relating to the subject matter hereof. This Agreement may be amended, extended or changed only by appropriate written instrument or by instruments duly executed by each party to this Agreement.

         12. Successors and Assigns. This Agreement and all of the terms, provisions and conditions hereof shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, legal representatives, successors and assigns. Escrow Agent may resign at any time by giving Parent and the Stockholders thirty (30) days prior written notice. In the event of such resignation, Parent and the Stockholders shall agree within fifteen (15) days of such notice upon a successor escrow agent, and failing such agreement, the successor escrow agent shall be any national banking association selected by Parent with deposits in excess of $100,000,000.00. In the event a successor escrow agent is not appointed by the end of such 30-day period, Escrow Agent may petition a court of competent jurisdiction for the appointment of a successor escrow agent, and Escrow Agent shall retain the Escrowed Shares until such appointment.

         13. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

                                       MOBILITY ELECTRONICS, INC.

                                       By: /s/ Charles R. Mollo
                                           -------------------------------------
                                           Charles R. Mollo
                                           Chief Executive Officer


                                       REPRESENTATIVE:

                                       /s/ Holmes Lundt
                                       -----------------------------------------
                                       Holmes Lundt,

                                       ESCROW AGENT:

                                       JACKSON WALKER L.L.P.

                                       By: /s/Richard F. Dahlson
                                           -------------------------------------
                                           Richard F. Dahlson, Partner





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



                                   SCHEDULE I



Stockholders                             Percentage             Escrowed Shares
------------                             ----------             ---------------

Holmes and Leslie Lundt                  31.2015850%                124,806
Richard Liggitt                          13.4115675%                 53,646
Dan Axtman                               11.7305494%                 46,922
Jess Asla                                 9.6511468%                 38,605
Jason Carnahan                            8.5105540%                 34,042
Richard Neff                              7.4095862%                 29,638
Ryan Adamson                              5.3341462%                 21,337
Amy Reino                                 4.5419492%                 18,168
Mark Petersen                             2.6300693%                 10,520
Ethan Savage                              1.2497142%                  4,999
Bryan Capdeville                          1.2192334%                  4,877
Daren Nordhagen                           0.7620209%                  3,048
Christine Derheim                         0.6705784%                  2,682
Matthew Cole                              0.4876934%                  1,951
Diane Rigby                               0.4572125%                  1,829
Fenwick & West LLP                        0.3429094%                  1,372
Brenda Marcelin                           0.1608778%                    644
Cliff Weisgerber                          0.1524042%                    610
Joshua Wester                             0.0762021%                    305
                                        ------------                -------
         TOTAL                          100.0000000%                400,000




                                      SI-1